Capital Income Builder
333 South Hope Street
Los Angeles, California 90071-1406

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,269,069
Class B	$81,617
Class C	$127,857
Class F	$58,914
Total	$1,537,457
Class 529-A	$12,159
Class 529-B	$1,802
Class 529-C	$3,993
Class 529-E	$632
Class 529-F	$157
Class R-1	$582
Class R-2	$4,972
Class R-3	$6,057
Class R-4	$1,588
Class R-5	$9,106
Total	$41,048

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.8362
Class B	$1.4222
Class C	$1.3859
Class F	$1.7892
Class 529-A	$1.7752
Class 529-B	$1.3323
Class 529-C	$1.3389
Class 529-E	$1.6089
Class 529-F	$1.8031
Class R-1	$1.3664
Class R-2	$1.3829
Class R-3	$1.6255
Class R-4	$1.7819
Class R-5	$1.9416

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	804,531
Class B	64,112
Class C	111,583
Class F	40,709
Total	1,020,935
Class 529-A	8,702
Class 529-B	1,581
Class 529-C	3,647
Class 529-E	477
Class 529-F	121
Class R-1	641
Class R-2	4,578
Class R-3	5,098
Class R-4	1,332
Class R-5	5,552
Total	31,729

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$52.58
Class B	$52.58
Class C	$52.58
Class F	$52.58
Class 529-A	$52.58
Class 529-B	$52.58
Class 529-C	$52.58
Class 529-E	$52.58
Class 529-F	$52.58
Class R-1	$52.58
Class R-2	$52.58
Class R-3	$52.58
Class R-4	$52.58
Class R-5	$52.58